EXHIBIT C

to the Custody Agreement

Fund Names

Separate Series of the Dunham Funds

Name of Series

    Date Added

Dunham Loss Averse Growth Fund*

on or after March 30, 2010

Dunham Corporate/Government Bond Fund

Dunham High-Yield Bond Fund

Dunham Monthly Distribution Fund

Dunham Appreciation & Income Fund

Dunham Large Cap Value Fund

Dunham Real Estate Stock Fund

Dunham International Stock Fund

Dunham Small Cap Value Fund

Dunham Large Cap Growth Fund

Dunham Small Cap Growth Fund

Dunham Emerging Markets Stock Fund

Dunham Focused Large Cap Growth Fund

on or after December 1, 2011

Dunham Alternative Income Fund

on or after August 31, 2012

Dunham Alternative Strategy Fund

on or after February 22, 2013

*Now named Dunham Loss Averse Equity Income Fund